EXHIBIT 99.1
H3C Summary Financial Information Provided to Bank Lenders
H3C Holdings Limited
For the Fiscal Years Ended December 31, 2008 and 2007
(Audited; amounts in thousands except percentages)
Unit: US$K for Amounts

	Items	FY 2007	FY 2008
(1)	Sales	$755,499	$884,959
(2)	Gross profit	$382,427	$524,150
(3)	Gross profit as a percent of sales	50.6%	59.2%
(4)	Consolidated Adjusted EBITDA (a)	$211,187	$311,372
(5)	Consolidated Adjusted EBITDA as a percent of sales	28.0%	35.2%
(6)	Taxes	$13,784	$17,419
(7)	Deferred income tax	($231)	($14,289)
(8)	Consolidated Net Income (a)	($23,920)	$164,035
(9)	Net Income based on GAAP	($23,920)	$164,035
(10)	Cash, Cash equivalents and short term investments	$387,721	$528,677
(11)	Net property plant and equipment	$22,873	$14,264
(12)	Consolidated Working Capital (a)	($5,154)	($35,907)
(13)	Consolidated Capital Expenditures (a)	$7,766	$6,779
(14)	Consolidated Capital Expenditures as a percent of sales	1.0%	0.8%
(15)	Increase (decrease) in Consolidated Working Capital	$44,374	($30,753)
(16)	The result of Consolidated Adjusted EBITDA less Consolidated Working Capital	$216,341	$347,279

(a)	These are Non-GAAP financial measures. Where the measure differs from its most comparable GAAP measure, a reconciliation to the most comparable GAAP measure has been provided on next page.

Reconciliation of Consolidated Adjusted EBITDA to Net Income based on GAAP:

	FY 2007	FY 2008
Net Income based on GAAP	($23,920)	$164,035

Add:
Minority Interest (Huawei’s 49% portion of H3C’s net income)	($12,516)	$0
Purchase accounting adjustment for H3C acquisition transaction	$38,926	$0
Consolidated Net Interest Expense	$23,608	$17,534
Provisions for taxes based on income	$14,120	$17,419
Total depreciation expense	$21,817	$15,640
Total amortization expense	$68,070	$97,412
EARP expense due to the change of control	$68,227	$0
Other non-cash items reducing Consolidated Net Income (consists primarily of amortization of stepped-up inventory from purchase accounting for H3C acquisition transaction)	$12,855	$227

Less:
Other non-cash items increasing Consolidated Net Income	$0	$895

Consolidated Adjusted EBITDA	$211,187	$311,372

Reconciliation of Consolidated Working Capital to Working Capital based on GAAP:

	FY 2007	FY 2008
Working Capital based on GAAP	$227,972	$358,975
Less:
Cash & Cash equivalent	$281,126	$281,126
Current portion of Long Term Debt	($48,000)	($48,000)

Consolidated Working Capital	($5,154)	$125,849

Defined terms have the definitions ascribed to such terms in the Company’s senior secured credit agreement.